[LETTERHEAD]
                                  Law Offices
                           Reisman & Associates, P.A.
                              6975 NW 62nd Terrace
                               Parkland, Florida
                                     33067
                         email: Jbreisman@earthlink.net
                               Phone:954-344-0809
                                Fax:928-569-8189

July 25, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Re: McKenzie Bay International, Ltd.
Post-effective Amendment No. 2 to Form SB-2
File No. 333-119493


Ladies and Gentlemen:

Accompanying this letter and being filed electronically is Post-Effective Amendment No. 2 to Form SB-2 of the above-named company. The purpose of the Post-Effective Amendment is to permit the prospectus to be used subsequent to August 15, 2005 in accordance with the provisions of Section 10(a)(3) of the Securities Act of 1933.

Please address any questions or comments to the undersigned.

Sincerely,

/s/ Jonathan B. Reisman
------------------------
    Jonathan B. Reisman